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                                                                Exhibit 21.1


                 List of Subsidiaries of Carrols Corporation



Carrols Realty I Corp.

Carrols Realty II Corp.

Carrols Realty

Carrols J.G. Corp.

HNS Equipment and Leasing Corp.

Quanta Advertising Corp.

Jo-Ann Enterprises, Inc.

Confectionery Square Corp.

Pollo Franchise, Inc.

Pollo Operations, Inc.